Exhibit 99.g(6)

STATE STREET

State Street Bank and Trust Company

The Credit Suisse Funds

Custody Fee Schedule

Custody:

Services as described in the applicable custodian contact, including:  maintaining custody of Fund assets, settling portfolio purchases and sales, reporting buy and sell fails, determining and collecting portfolio income, making cash disbursements and reporting cash transactions in local and base currency, withholding foreign taxes, filing foreign taxes and tax reclaims, monitoring corporate actions, and reporting portfolio positions.

International Equity Funds (Including Japan Sector Funds)

Global Assets

First $1 billion	6.0 basis points
$1 billion — $3 billion	5.5 basis points
$3 billion — $4 billion	5 basis points
Over $4 billion	4.5 basis points

Global asset schedule subject to renegotiation if over 30% of aggregate foreign portfolio assets invested in Group 3 countries (see below).

Domestic Assets

Asset based fees		.4 basis points

Transactional fees	State Street Repo	$7.00 per trans
	Euroclear\Cedel	$7.00
	DTC/FED/PTC	$8.00
	Physical settlement	$25.00
	Paydown	$4.00

Emerging Market Funds

Global Assets

As set forth per country grouping below

Domestic Assets

See Domestic Fund charges

Custody (Continued):

Country Groupings

Group 1	Group 1	Group 2	Group 3
Argentina	Korea	Bolivia	Bangladesh
Australia	Malaysia	Chile	Botswana
Austria	Mexico	China	Colombia
Belgium	Netherlands	Czech Republic	Cyprus
Brazil	New Zealand	Ecuador	Ghana
Canada	Norway	Egypt	Hungary
Denmark	Philippines	Greece	India
Finland	Portugal	Israel	Ivory Coast
France	Singapore	Poland	Jamaica
Germany	So. Africa	Slovak Republic	Jordan
Hong Kong	Spain	Sri Lanka	Kenya
Indonesia	Sweden	Taiwan	Mauritius
Ireland	Switzerland		Morocco
Italy	Thailand		Namibia
Japan	Turkey		Pakistan
	U.K.		Peru
Russia
Swaziland
Tunisia
Uruguay
Venezuela
Zambia
Zimbabwe

Group 1:	First $200 million	9 basis points
	Next $300 million	8 basis points
	$500 million – $1 billion	7 basis points
	$1 billion – $2 billion	6 basis points

Group 2:	First $200 million	25 basis points
	Next $300 million	20 basis points
	$500 million – $1 billion	18 basis points
	$1 billion – $2 billion	17 basis points

Group 3:	First $200 million	40 basis points
	Next $300 million	38 basis points
	$500 million – $1 billion	36 basis points
	$1 billion – $2 billion	35 basis points

Special Services:

Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.  Fees for SEC yield calculation, fund administration activities, self-directed securities lending transactions, multiple class and core/feeder accounting, and other special items will be negotiated separately.

Out of Pocket Expenses:

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month and will consist of the following categories of charges and expenses:

•                  Fed wire charges ($5.25 incoming and $5 outgoing).  There will be no charge for Fed Book Entry transactions.

•                  There will be no fees and charges for the transfer of assets and/or the opening of accounts associated with conversions (including, without limitation, re-registration fees).

•                  Market specific fees shall consist of the following categories only:

Custody-Related Categories

Item
Stamp duties and marketable securities taxes

Registration and scrip fees

Transportation Fees

Tariffs, duties or taxes imposed with respect to services provided pursuant to the data access services addendum to the applicable custodian contract (other than income, franchise or similar taxes which may be imposed or assessed against State Street Bank and Trust Company)

Investment-Related Categories

Item
Crossing and other off-market trading fees

Debit and remittance (inward/outward) fees

Brokerage and foreign exchange commissions

Value added taxes

Mandatory local administrator charges

Market imposed entrance and sustainment fees

All other charges, if any, will be negotiated with the relevant fund.

Payments:

The above fees will be charged against the relevant Fund’s custodian checking account five (5) business days after the invoice is mailed to the fund’s offices.

The Credit Suisse Funds Listed on		State Street Bank and Trust Company
Schedule A

By:	/s/Michael Pignataro	By:	/s/Louis Abruzzi
Name:	Michael Pignataro	Name:	Louis Abruzzi

Title:	Chief Financial Officer	Title:	Senior Vice President

Date:	3-1-07	Date:	2-28-07

Schedule A — Listing of Funds:

TH02	Credit Suisse Emerging Markets Fund, Inc.
TH11	Credit Suisse Institutional Fund, Inc. — International Focus Portfolio
TH12	Credit Suisse International Focus Fund, Inc.
TH14	Credit Suisse Japan Equity Fund, Inc.
TH15	Credit Suisse Global Small Cap Fund, Inc.
TH16	Credit Suisse Global Fixed Income Fund
TH40	Credit Suisse Small Cap Core Fund
TH42	Credit Suisse Large Cap Value Fund
TH45	Credit Suisse High Income Fund
TH50	Credit Suisse Large Cap Growth Fund
TH51	Credit Suisse Mid-Cap Core Fund, Inc.
TH85	Credit Suisse Commodity Return Strategy Fund, Inc.
TH89	Credit Suisse Absolute Return Fund
TH04	Credit Suisse Trust-International Focus Portfolio
TH08	Credit Suisse Trust-Emerging Markets Portfolio
TH20	Credit Suisse Trust - Large Cap Value Portfolio
TH24	Credit Suisse Trust - Global Small Cap Portfolio
TH31	Credit Suisse Cash Reserve Fund, Inc.
TH33	Credit Suisse Trust-Mid-Cap Core Portfolio
TH34	Credit Suisse Trust-Small Cap Core I Portfolio
TH48	Credit Suisse Large Cap Blend Fund, Inc.
TH60	Credit Suisse Global High Yield Fund, Inc.
TH69	Credit Suisse Trust - Blue Chip Portfolio
TH71	Credit Suisse Trust - Small Cap Core II Portfolio
TH75	Credit Suisse Institutional Money Market Fund, Inc. — Prime Portfolio
TH76	Credit Suisse Institutional Money Market Fund — Government Portfolio
TH81	Credit Suisse Short Duration Bond Fund, Inc.
TH87	Credit Suisse Trust - Commodity Return Strategy Portfolio